UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GRAHAM HOLDINGS COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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1300 NORTH 17TH STREET | ARLINGTON, VA 22209 | (703) 345-6300

March 22, 2018

TO OUR SHAREHOLDERS:

You are cordially invited to the 2018 Annual Meeting of Shareholders of Graham Holdings Company (the “Company”), which will be held at the Deloitte Federal Practice Conference Center, 1919 North Lynn Street, 15th Floor, Arlington, VA 22209, on Thursday, May 3, 2018, at 8:30 a.m., Eastern Daylight Saving Time.

At the Company’s 2018 Annual Meeting of Shareholders (the “Meeting”), there will be a report on the Company’s activities, and Directors will be elected for the ensuing year. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation paid to the Company’s named executive officers for 2017.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM

Chairman

GRAHAM HOLDINGS COMPANY

Notice of Annual Meeting of Shareholders — May 3, 2018

The 2018 Annual Meeting of Shareholders of Graham Holdings Company will be held at the Deloitte Federal Practice Conference Center, 1919 North Lynn Street, 15th Floor, Arlington, VA 22209, on Thursday, May 3, 2018, at 8:30 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	For the Class A Shareholders, on an advisory basis, to vote on whether to approve the compensation paid to the named executive officers of the Company for 2017.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 14, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Meeting. You may vote in person at the Meeting even if you returned a Proxy, provided that you first revoke your previously voted Proxy.

By Order of the Board of Directors,

NICOLE M. MADDREY, Secretary

March 22, 2018

Arlington, VA

GRAHAM HOLDINGS COMPANY

1300 North 17th Street, Suite 1700, Arlington, VA 22209

March 22, 2018

This Proxy Statement contains information relating to the 2018 Annual Meeting of Shareholders of Graham Holdings Company to be held at the Deloitte Federal Practice Conference Center, 1919 North Lynn Street, 15th Floor, Arlington, VA 22209, on Thursday, May 3, 2018, at 8:30 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2018 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 22, 2018. The Board of Directors of the Company is making this Proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 3, 2018. This Proxy Statement and the Annual Report to Shareholders are available at www.ghco.com.

QUESTIONS AND ANSWERS

Q:    What am I voting on?

A:    You are voting on the election of Directors for a term of one year. A Board of 10 Directors is to be elected, seven by the holders of Class A Common Stock, voting separately as a class, and three by the holders of Class B Common Stock, voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director and you have submitted a Proxy, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, if you are a holder of Class A Stock, you are voting on whether to approve the compensation paid to the Company’s named executive officers for 2017. In accordance with rules of the U.S. Securities and Exchange Commission (the “SEC”), this vote is advisory in nature and non-binding.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q:    What are the voting recommendations of the Board?

A:    The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board also recommends voting for the approval of the compensation paid to the Company’s named executive officers for 2017.

Q:    Will any other matters be voted on?

A:    We are not aware of any matters to be voted on other than the election of Directors and the Class A Shareholder advisory vote on compensation paid to the Company’s named executive officers for 2017. If any other matter is properly brought before the Meeting and you have submitted a Proxy, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote for you at their discretion.

Q:    How do I vote?

A:    There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way;
•	By toll-free telephone at 1-800-652-8683;
•	By completing and mailing your Proxy card; or
•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder (other than as a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account) and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote your shares in favor of the applicable nominated Directors. If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, please see the Question “How do I vote if I participate in one of the Company’s 401(k) plans?” Please note that for participants in these plans, your voting direction must be received no later than 8:00 a.m., Eastern Daylight Saving Time, on May 1, 2018, which is earlier than the time at which votes must be received for shares held outside of these plans.

If you are a Class A Shareholder and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and for approval of the compensation paid to the Company’s named executive officers for 2017.

Q:    How do I vote if I participate in one of the Company’s 401(k) plans?

A:    As a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, you can direct the plan trustee how to vote Graham Holdings Company Class B Common Stock allocated to your account(s) on a proxy voting direction card, electronically through the Internet or by telephone. These plans are the Savings Plan for Graham Holdings Company, the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees and the Kaplan, Inc. Tax Deferred Savings Plan for Hourly Employees (the “Plan(s)”). Vanguard Fiduciary Trust Company serves as the trustee (“Plan Trustee”) with respect to the Class B Common Stock allocated to accounts in the Plans. If you do not provide timely directions to the Plan Trustee or if you submit a proxy voting direction card and do not indicate your voting preferences, shares allocated to your account(s) will be voted by the Plan Trustee in the same proportion to those shares allocated to accounts of participants for which timely directions were received, unless contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Plan participants may attend the Annual Meeting, but may not vote plan shares at the Annual Meeting. If you wish to vote, whether you plan to attend the Annual Meeting or not, you should direct the Plan Trustee how you wish to vote your plan shares no later than 8:00 a.m., Eastern Daylight Saving Time, on May 1, 2018.

Q:    Who can vote?

A:    You can vote if you were a shareholder of record as of the close of business on March 14, 2018 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

Both Class A Shareholders and Class B Shareholders are entitled to vote on Proposal 1: Election of Directors. In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 2: Advisory Vote to Approve 2017 Compensation Awarded to Named Executive Officers.

If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, you will be eligible to vote Class B Common Stock allocated to your account on Proposal 1: Election of Directors.

Q:    Can I change my vote?

A:    Yes. You can change your vote or revoke your Proxy at any time before the Meeting:

•	By entering a new vote by Internet or telephone;
•	By returning a later-dated Proxy card; or
•	By voting in person at the Meeting, provided you first revoke your previously voted Proxy.

If you are a participant in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock and wish to change your vote or revoke your Proxy, you must do so by instructing the Plan Trustee in a manner described under the Question “How do I vote if I participate in one of the Company’s 401(k) plans?” no later than 8:00 a.m., Eastern Daylight Saving Time, on May 1, 2018.

Q:    What vote is required to approve a proposal?

A:    Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes cast and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting.

While Proposal 2 to approve the 2017 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the favorable vote of a majority of the Class A Shareholders present or represented at the Meeting.

Broker non-votes will have no impact on the voting results for any of the proposals presented at the Meeting, and abstentions will have the effect of a vote against the proposal to approve the 2017 compensation awarded to the Company’s named executive officers (Proposal 2). Abstentions will be counted for purposes of determining whether a quorum is present. For participants in one of the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock allocated to your account, if no voting direction is received or if the proxy voting direction card is returned unsigned or if you submit a proxy voting direction card and do not indicate your voting preferences, the Plan Trustee will vote the shares allocated to the accounts in the same proportion to those shares allocated to accounts of participants for which timely directions were received, unless contrary to ERISA.

Q:    Who will count the vote?

A:    Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q:    Who can attend the Meeting?

A:    All shareholders of record as of the close of business on March 14, 2018, can attend.

Q:    What do I need to do to attend the Meeting?

A:    To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed Proxy card, check the appropriate box on the card.
•	If you vote by Internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting. Participants in the Company’s 401(k) plans with Graham Holdings Company Class B Common Stock may attend the Annual Meeting, but may not vote plan shares at the Annual Meeting and should instead rely on the procedures described under the Question “How do I vote if I participate in one of the Company’s 401(k) plans?” above.

Q:    Can I bring a guest?

A:    No. The Meeting is for shareholders only.

Q:    What is the quorum requirement of the Meeting?

A:    A majority of the outstanding shares on March 14, 2018, constitutes a quorum for voting at the Annual Meeting, except that (i) for purposes of the election of seven Directors by the holders of Class A Common Stock (Proposal 1) and the advisory vote on whether to approve the compensation paid to the named executive officers of the Company in 2017 (Proposal 2), a quorum requires a majority of the outstanding shares of Class A Common Stock on March 14, 2018, and (ii) for purposes of the election of three Directors by the holders of Class B Common Stock (Proposal 1), a quorum requires a majority of the outstanding shares of Class B Common Stock on March 14, 2018. If you vote, your shares will be part of the quorum. All Class B Common Stock allocated to the accounts of participants in one of the Company’s 401(k) plans will be voted and will be counted in determining a quorum. Abstentions will be counted in determining the quorum. On March 14, 2018, there were 964,001 shares of Class A Common Stock and 4,535,194 shares of Class B Common Stock, in each case, outstanding and entitled to vote.

Q:    Who is soliciting Proxies?

A:    Solicitation of Proxies is being made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:    When are the shareholder proposals due for the Company’s 2019 Annual Meeting of Shareholders?

A:    Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the SEC’s proxy rules, must be in writing, received by November 22, 2018, and addressed to the Secretary of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209. Shareholder proposals submitted by shareholders entitled to vote in such matters and submitted outside the processes of Rule 14a-8 of the Exchange Act must be submitted no later than February 5, 2019, to be considered a timely submission.

Holders of Class B Common Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Common Stock have not been, and will not be, included in the Company’s Proxy materials for the Meeting.

Q:    What other information about Graham Holdings Company is available?

A:    The following information is available:

•	The Company maintains on its website, www.ghco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•	In addition, printed copies of the Annual Report on Form 10-K and the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter and the Compensation Committee Charter will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Q:    Can I receive materials relating to the Meeting electronically?

A:    To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by the intermediary for instructions on how to consent to electronic distribution.

Q.    What is householding?

A.    Beneficial holders who share a single address may receive only one copy of the notice or the proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. This is known as householding. If any beneficial holder sharing a single address wishes to discontinue householding and/or receive a separate copy of the notice or the proxy materials, as the case may be, or wishes to enroll in householding, they should contact their broker, bank or other nominee directly. Alternatively, if any such beneficial holder wishes to receive a separate copy of the proxy materials, we will deliver them promptly upon written request addressed to the Treasurer of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors), both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified education and media company whose operations include educational services, television broadcasting, online print and local TV news, home health and hospice care and manufacturing. The Company serves customers in a rapidly evolving, highly regulated, competitive and technological environment. The Directors’ expertise and experience encompass the areas of education, media, technology, marketing, international business and finance, journalism, law, government and public policy. All of the Directors have held senior positions as leaders of government or complex organizations (both for-profit and non-profit) and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and many have served as members of audit, compensation and governance committees at such companies or institutions, as well as at the Company. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of each of the Director nominees.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 71, has served as the 19th President of Columbia University since June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. Mr. Bollinger is a member of the Board of Columbia University and certain of its affiliates. He is a Trustee of the Institute of International Education and was Chairman of the Board of the Federal Reserve Bank of New York until December 2012. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his scholarship and leadership in defense of freedom of speech and the press. He has served as a Director of the Company since May 2007 and is a member of the Compensation Committee of the Board. Mr. Bollinger’s experience in higher education and at a variety of educational institutions facing differing challenges and opportunities is of particular relevance to the Company’s higher education business segment and other education-related initiatives, but also reflects his commitment to principles. In his former role as a Director of the Federal Reserve Bank of New York, Mr. Bollinger gained experience in financial matters, particularly those affecting national economies and financial and market systems.

Thomas S. Gayner

Mr. Gayner, age 56, has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, VA, since January 2016, and prior to that, he served as President and Chief Investment Officer of Markel Corporation since May 2010. Mr. Gayner has served as a Director of the Company since January 2007. He is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he served as a Director of Markel Corporation from 1998 to 2003. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, Cable ONE, Inc. (“Cable ONE”), the Davis Series Mutual Funds and the Community Foundation of Richmond. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Donald E. Graham

Mr. Graham, age 72, has served as Chairman of the Board of the Company since September 1993 and served as Chief Executive Officer of the Company from May 1991 until November 2015. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post newspaper for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 61.7% of the outstanding Class A Stock of the Company and his right to control the vote as a trustee of certain family trusts of an additional 14.4% of such stock, Mr. Graham effectively votes a total of 76.1% of the Class A shares. Mr. Graham was a Director of Facebook, Inc. from December 2008 until June 2015. Mr. Graham is a Trustee of the Federal City Council and KIPP-DC. He serves as a Director of the DC College Access Program, where he stepped down as Chairman of the Board in January 2015, and he is a Co-Founder of TheDream.US. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses. Mr. Graham is the father-in-law of Timothy J. O’Shaughnessy and an uncle of Katharine Weymouth, both of whom also serve as members of the Board.

Jack A. Markell

Mr. Markell, age 57, served from 2009 to 2017 as Governor of Delaware. Before he was elected Governor, Mr. Markell served 10 years as Delaware’s State Treasurer. Prior to public service, he held several executive leadership roles in corporation development, investor relations, strategic management and consulting with First Chicago Corporation, McKinsey & Company, Comcast Corporation and Nextel. Mr. Markell serves on the National Board of Directors of Jobs for America’s Graduates and as a Trustee of the Annie E. Casey Foundation. Mr. Markell has served as a Director of the Company since 2017.

Timothy J. O’Shaughnessy

Mr. O’Shaughnessy, age 36, is President and Chief Executive Officer of Graham Holdings Company. He has served as a Director of the Company since November 2014 and is a member of the Finance and Executive Committees of the Board. Previously, he served as Chief Executive Officer of LivingSocial, which he co-founded in 2007. During his tenure, the e-commerce and marketing company grew sales to nearly $2 billion. Mr. O’Shaughnessy also worked at several media and technology companies, including AOL and Revolution Health. He is a graduate of Georgetown University, a member of the Executive Committee of the Federal City Council and is a Director of Framebridge, Inc. He is married to Laura Graham O’Shaughnessy, a daughter of Donald E. Graham. She is Chief Executive Officer of SocialCode, a social-media marketing technology and services company, wholly owned by the Company.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 65, retired from General Motors Corporation (“GM”) in August 2009 after a 32-year career. He has served as a Director of the Company since June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of North American Operations; Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing; and President and Managing Director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an Executive Officer or Director of GM at the time of that filing. Mr. Wagoner is a member of the Board of Directors of Invesco, Aleris International and several privately held companies. In addition, he advises several investment and finance firms, start-ups and early stage ventures. Mr. Wagoner is a member of the Virginia Commonwealth University Board of Visitors, the Duke University Health Systems Board of Directors and the Duke Kunshan University Global Advisory Board. He is a Trustee Emeritus of Duke University and a former Board Chair and continues as a member of Duke Fuqua’s School of Business Advisory Board. He is an honorary member of the Mayor of Shanghai, China’s International Business Leaders Advisory Council. Through his leadership roles at GM and other activities, Mr. Wagoner has significant experience in general management, global business, marketing and advertising, finance, technology, procurement and management development, as well as with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 51, is the former Publisher and Chief Executive Officer of The Washington Post. She was CEO and Publisher from February 2008 to October 2014. Ms. Weymouth became a Director of the Company in September 2010, and she currently serves on the Finance Committee of the Board. She joined The Washington Post in 1996 as Assistant General Counsel and held various positions within that organization over 18 years. Ms. Weymouth held several positions within the Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. She is a Director of Cable ONE. She serves as a Trustee of the Philip L. Graham Fund, The Economic Club of Washington, D.C., and the Greater Washington Community Foundation. Ms. Weymouth is a niece of the Chairman of the Board of the Company, Mr. Graham.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 52, has served as Chairman of Davis Selected Advisers, NY, Inc., an investment adviser, since 2009. He has served as a Director of the Company since January 2006 and is a member of the Audit and Executive Committees of the Board and Chairman of the Finance Committee. Mr. Davis became lead Director in May 2011. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, LP. Mr. Davis is a Director of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several non-profit organizations.

Anne M. Mulcahy

Mrs. Mulcahy, age 65, served as Chairman of the Board of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy has served as a Director of the Company since January 2008. She is Chairman of the Compensation Committee and also serves on the Executive Committee. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Johnson & Johnson and LPL Financial. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Larry D. Thompson

Mr. Thompson, age 72, is retired from PepsiCo, Inc., a global food and beverage company, where he served as Executive Vice President–Government Affairs, General Counsel and Corporate Secretary from June 2012 to November 2014. From October 2004 to May 2011, when he initially retired, Mr. Thompson served as a Senior Vice President–Government Affairs, General Counsel and Corporate Secretary of PepsiCo, Inc. Mr. Thompson has served as a Director of the Company since June 2011 and is a member of the Compensation Committee. Mr. Thompson serves on the Advisory Boards of The Brookings Institution and the Georgia Justice Project and is a Director of Practicing Law Institute, the George W. Bush Foundation, the Ethics Resource Center and the Southern Company, as well as various Franklin, Templeton and Mutual Series Funds. Mr. Thompson is also a Trustee of the Chautauqua Institution. His government career included serving in the U.S. Department of Justice as Deputy Attorney General and leading the

Department’s National Security Coordination Council. In 2002, President George W. Bush named Mr. Thompson to head the Corporate Fraud Task Force. Mr. Thompson is of counsel to the Atlanta law firm of Finch McCranie, LLP. Previously, Mr. Thompson had been a partner in the Atlanta law firm of King & Spalding, where he practiced in the antitrust and litigation departments. He served as the U.S. Attorney for the Northern District of Georgia and was later appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of the U.S. Circuit Court Judges appointed by the U.S. Supreme Court. He is an elected Fellow of the American Board of Criminal Lawyers. Mr. Thompson is a recipient of the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission, the Outstanding Litigator Award by the Federal Bar Association and the A. T. Walden Award for outstanding accomplishments in the legal profession by the Gate City Bar Association in Atlanta. Through his previous roles at the U.S. Department of Justice and at PepsiCo, Mr. Thompson brings to the Board extensive legal experience in both governmental and corporate settings. As a Director of other public companies, he also has significant experience with corporate governance matters and reporting obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Board Committees

The standing committees of the Board are the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 12), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation among the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements; and (vii) the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Christopher C. Davis, Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. served on the Audit Committee in 2017. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2017.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing and approving the compensation of the Company’s Chief Executive Officer and President and other members of senior management and the Board (including, among other elements of compensation, annual base salary, annual incentive opportunities and long-term incentive opportunities); (ii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iii) preparing any report on executive compensation required by the rules and regulations of the SEC. A current copy of the Compensation Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Lee C. Bollinger, Barry Diller (until his resignation on January 11, 2017), Anne M. Mulcahy (Chairman) and Larry D. Thompson served on the Compensation Committee in 2017. All members of the Compensation Committee are non-employee Directors and have been determined to be “independent” within the meaning of the listing requirements of the New York Stock Exchange applicable to service on compensation committees.

The Compensation Committee held six meetings in 2017.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and dispositions of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Christopher C. Davis (Chairman), Barry Diller (until his resignation on January 11, 2017), Thomas S. Gayner, Donald E. Graham, Timothy J. O’Shaughnessy and Katharine Weymouth served on the Finance Committee in 2017.

The Finance Committee held one meeting in 2017.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Christopher C. Davis, Barry Diller (until his resignation on January 11, 2017), Donald E. Graham (Chairman), Anne M. Mulcahy, Ronald L. Olson (until his term expired on May 4, 2017) and Timothy J. O’Shaughnessy served on the Executive Committee in 2017.

The Executive Committee held no meetings in 2017.

Meeting Attendance

The Board held a total of five meetings in 2017. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the meeting. In addition to the Chairman, eight Directors attended the 2017 Annual Meeting of Shareholders.

Director Compensation

During 2017, non-employee Directors received the following annual payments:

•	$150,000 as a cash retainer; and

•	reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chair of a committee of the Board received an additional $20,000. Members of the Audit Committee received an additional $20,000 annually for their service on that committee. Employee Directors received no compensation for serving on the Board.

The total 2017 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lee C. Bollinger	150,000	—	—	150,000
Christopher C. Davis	190,000	—	—	190,000
Barry Diller (1)	—	—	—	—
Thomas S. Gayner	190,000	—	—	190,000
Jack Markell (2)	112,500	—	—	112,500
Anne M. Mulcahy	170,000	—	—	170,000
Ronald L. Olson (1)	75,000	—	—	75,000
Larry D. Thompson	150,000	—	—	150,000
G. Richard Wagoner, Jr.	170,000	—	—	170,000
Katharine Weymouth	150,000	—	—	150,000

(1)	Mr. Diller served as a Director until January 11, 2017, and Mr. Olson served as a Director until May 4, 2017.

(2)	Mr. Markell commenced service as a Director on May 4, 2017.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. Amounts deferred pursuant to this plan are reflected in the “Fees Earned or Paid in Cash” column in the table above. This plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan). None of the deferred amounts was credited with above-market interest. Deferred amounts are payable upon separation from service or such other future date as specified by the participant at the time of election. The Company closed the Deferred Compensation Plan to new participants and new deferrals for existing participants as of December 2015. The Company does not provide stock awards, option awards or other non-equity compensation to non-employee Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given the Company’s ownership structure. Notwithstanding the fact that as a “controlled company,” the Company is not required to have a Board of Directors that comprises a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Christopher C. Davis, Thomas S. Gayner, Anne M. Mulcahy, Jack Markell, Larry D. Thompson, G. Richard Wagoner, Jr. and Katharine Weymouth (who, together, constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In reaching this conclusion, the Board considered commercial relationships with companies at which Directors or their family members served as outside directors or executive officers. These relationships involved the Company’s purchases of services in the ordinary course of business that were made on arm’s-length terms under circumstances and in amounts that did not affect the relevant Directors’ independence.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Christopher C. Davis as lead Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session in May and September of 2017 and expect to meet in executive session in 2018 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller (until January 11, 2017), Anne M. Mulcahy and Larry D. Thompson served as members of the Compensation Committee in 2017. No member of the Compensation Committee has ever been an employee of the Company. No executive officer of the Company serves on the compensation committee of any other entity that has, or has had, one or more of its executive officers serving on the Company’s Board of Directors.

Board Leadership Structure and Role in Risk Oversight

While as a “controlled company,” the Company is not legally required to have a majority of independent Directors, the majority of the Board, in fact, comprises independent Directors who act as an effective counterbalance to Mr. Graham, Chairman of the Board, and Mr. O’Shaughnessy, as President and Chief Executive Officer. The Board also appoints a lead independent Director. Christopher C. Davis serves in this capacity. The lead independent Director typically chairs executive sessions of Board meetings and consults with Mr. Graham and Mr. O’Shaughnessy and senior management regarding issues to be included in Board meeting agendas. The lead independent Director is also expected to collaborate with Mr. O’Shaughnessy in reviewing key operational and other matters and to act as a liaison between Messrs. Graham and O’Shaughnessy and the independent Directors.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level Compliance Committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating With Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Navex Global, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at https://ghco.alertline.com.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2018, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Common Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases, such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Shares (%)
Name and Address of Beneficial Owner	Class A Stock	Class B Stock
Donald E. Graham (a)	943,554 (97.9%)	1,003,183 (18.2%)*
1300 North 17th Street, Suite 1700
Arlington, VA
Elizabeth G. Weymouth (b)	237,625 (24.6%)	**
1300 North 17th Street, Suite 1700
Arlington, VA
Daniel L. Mosley (c)	950.501 (98.6%)	1,006,270 (18.3%)*
825 Eighth Avenue
New York, NY
Southeastern Asset Management (d)	—	687,482 (15.1%)
6410 Poplar Avenue, Suite 900
Memphis, TN
The Vanguard Group (e)	—	365,146 (8.00%)
100 Vanguard Boulevard
Malvern, PA
BlackRock, Inc. (f)	—	393,913 (8.6%)
55 East 52nd Street
New York, NY
Dimensional Fund Advisors LP (g)	—	250,879 (5.5%)
6300 Bee Cave Road, Building One
Austin, TX

* The calculations set forth in this table relating to percentage ownership of Class B Stock for Messrs. Graham and Mosley include shares of Class B Stock issuable upon conversion of shares of Class A Common Stock.

** Less than 5%.

(a)	According to information as of February 1, 2018, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 519,983 (53.9%) shares, which includes 206,233 shares in a trust that Mr. Donald Graham has the power to amend or revoke and 313,750 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; and shared voting and investment power, 423,571 (43.9%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 50,769 (1.0%) shares, which includes 3,087 shares in a trust that Mr. Donald Graham has the power to amend or revoke and 47,682 shares in certain trusts for which Mr. Donald Graham is a co-trustee and can exercise a casting vote; shared voting and investment power, 8,860 (less than 1%) shares; and 943,554 (17.1%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham.

(b)	According to information as of February 1, 2018, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 168,000 (17.4%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto), is deemed to be the beneficial owner of 69,625 (7.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mrs. Weymouth, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth, are less than 5%.

(c)	According to information as of February 1, 2018, and available to the Company, Mr. Daniel Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 675 (less than 1%) shares, shared voting and investment power, 949,826 (98.5%) shares, which includes 206,233 shares in a trust for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham has the power to amend or revoke and 313,750 shares in certain trusts for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham can exercise a casting vote. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 55,769 (1.0%) shares, which includes 5,000 shares in a trust for which Mr. Daniel Mosley and Mr. Donald Graham share voting and investment power, 3,087 shares in a trust for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham has the power to amend or revoke and 47,682 shares in certain trusts for which Mr. Daniel Mosley is a co-trustee with Mr. Donald Graham and Mr. Donald Graham can exercise a casting vote. The holdings of Class B Stock recorded for Mr. Mosley include 950,501 (17.3%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(d)	According to a Schedule 13G filed on February 13, 2018, Southeastern Asset Management, Inc. (“Southeastern Asset”), an investment adviser, was deemed to be the beneficial owner of 687,482 (15.1%) shares of Class B Stock. According to the Schedule 13G, Southeastern Asset has sole voting power over 212,789 shares; shared voting power over 428,000 shares; no voting power over 46,693 shares; sole dispositive power over 259,482 shares; and shared dispositive power over 428,000 shares. The Schedule 13G was filed jointly with Longleaf Partners Small-Cap Fund (an investment company), which has shared voting and dispositive power over 428,000 (9.4%) shares, according to the Schedule 13G.

(e)	According to a Schedule 13G filed on February 9, 2018, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 365,146 8.00%) shares of Class B Stock. According to the Schedule 13G, Vanguard has sole voting power over 2,424 shares, shared voting power over 575 shares, shared dispositive power over 2,599 shares, and sole dispositive power over 362,547 shares.

(f)	According to a Schedule 13G filed on February10, 2018, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 393,913 (8.6%) shares of Class B Stock. According to the Schedule 13G, BlackRock has sole voting power over 377,130 shares and sole dispositive power over 393,913 shares.

(g)	According to a Schedule 13G filed on February 9, 2018, Dimensional Fund Advisors LP (“Dimensional Fund”), an investment advisor, was deemed to be the beneficial owner of 250,879 (5.5%) shares of Class B Stock. According to the Schedule 13G, Dimensional Fund has sole voting power over 244,307 shares and sole dispositive power over 250,879 shares.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2018, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

	Shares (%)
	Class A		Class B(a)
Lee C. Bollinger^	—		—
Wallace R. Cooney+	—		1,400	(b)
Christopher C. Davis^	—		5,000	(b)
Denise M. Demeter+	—		1,250	(b)
Thomas S. Gayner^(c)	—		5,300	(b)
Donald E. Graham^+(d)	943,554	(97.9%)	1,003,183	(18.2%)
Nicole M. Maddrey+	—		2,150	(b)
Jack A. Markell^	—		—
Anne M. Mulcahy^	—		—
Timothy J. O’Shaughnessy^+(e)	14,810	(1.5%)	77,392	(1.4%)
Andrew S. Rosen+(f)	—		85,433	(1.6%)
Larry D. Thompson^	—		76	(b)
G. Richard Wagoner, Jr.^(g)	—		1,000	(b)
Katharine Weymouth^	—		13,221	(b)
All Directors, named executive officers and remaining executive officers as a group, eliminating duplications (15 individuals)(h)	958,364	(99.4%)	1,190,706	(21.6%)

*  Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

^  Director.

+  Named Executive Officer.

(a)	Includes 964,001 shares of Class B Stock issuable upon conversion of shares of Class A Stock.

(b)	Less than 1%.

(c)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(d)	See Table of “Principal Holders of Stock” on page 14.

(e)	Class A shares held in a trust for Mr. O’Shaughnessy’s spouse. Class B stock includes 4,700 shares held in trusts for the benefit of Mr. O’Shaughnessy’s spouse and children. He is neither a trustee nor a beneficiary of such trusts and disclaims beneficial ownership. Includes 46,208 shares Mr. O’Shaughnessy has the right to purchase, pursuant to stock options.

(f)	Includes 77,258 shares Mr. Rosen has the right to purchase, pursuant to stock options. In addition to the stock set forth above, Mr. Rosen holds 7,206 shares of Kaplan stock, which represents less than 1% of the total outstanding stock of Kaplan, Inc.

(g)	Shares are held in a revocable trust.

(h)	Includes 124,132 shares of Class B Stock, which Directors and executive officers have the right to purchase, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with the Graham Holdings Company Incentive Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of Class B Stock. Based upon information furnished by these persons, we believe that all required filings for 2017 were made in a timely manner, except for a Form 4 filed on behalf of Mr. O’Shaughnessy that was not filed on a timely basis to report shares transferred to a trust for the benefit of his wife, the beneficial ownership of which he disclaims.

PROPOSAL 2: APPROVAL OF 2017 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 and the corresponding SEC rules, the Company is seeking an advisory, non-binding shareholder vote from its Class A Shareholders with respect to compensation awarded to its named executive officers for 2017. On May 4, 2017, the Company’s Class A Shareholders voted unanimously in favor of an annual, non-binding shareholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. The Company’s executive compensation program and compensation paid to its named executive officers are described under the heading “Executive Compensation” in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Resolved, that the compensation paid to the Company’s named executive officers for 2017, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy Statement, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation principles and programs, with a focus on the decisions of the Compensation Committee of the Board of Directors (the “Committee”) regarding 2017 compensation for the Company’s named executive officers. The named executive officers for 2017 were as follows:

Name	Position with the Company
Timothy J. O’Shaughnessy	President and Chief Executive Officer
Wallace R. Cooney	Senior Vice President–Finance and Chief Financial Officer (As of April 1, 2017)
Andrew S. Rosen	Chairman–Kaplan Inc. and Executive Vice President–Graham Holdings Co.
Nicole M. Maddrey	Senior Vice President, General Counsel and Secretary
Denise M. Demeter	Vice President and Chief Human Resources Officer
Hal S. Jones	Former Senior Vice President–Finance and Chief Financial Officer (Retired March 31, 2017)

Overview of Compensation Program

The Committee has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy–a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which is composed entirely of independent Directors, is chaired by Anne M. Mulcahy and includes Lee C. Bollinger and Larry D. Thompson, seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies with comparable revenue in similar industries. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long term growth of the Company. The Committee considers both the Company’s short-term and long term plans in determining compensation. Annual plans are used to motivate and reward management for achieving specific yearly goals. Long term plans, typically three or more years in duration, are designed to reward cumulative long term goals. All performance criteria, however, including those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. Compensation paid pursuant to these plans may be cash or stock-based compensation. The Company has historically favored cash compensation over non-cash compensation, as management and the Committee believe that cash incentives provide more targeted rewards for specific performance. However, the Company does not apply a specific formula for allocating between cash and non-cash compensation or short- and long term compensation. Instead, management and the Committee select the method of compensation thought most likely to lead to achievement of the particular goal.

The named executive officers receive an annual salary and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans and, in certain circumstances, have received restricted stock or stock options, as determined by the Committee on an individual basis. Messrs. Jones and Rosen also receive benefits pursuant to the Supplemental Executive Retirement Plan (the “SERP”), which was closed to new participants in December 2015.

Compensation Committee Role and Responsibility

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the President and Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the President and Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the President and Chief Executive Officer’s recommendations as to a successor, should he become disabled or unable to perform his duties for an extended period of time, and, annually, (ii) the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, or any of its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, President and Chief Executive Officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2017, the Committee retained Semler Brossy to review the compensation package of Mr. O’Shaughnessy and Laura O’Shaughnessy. The Committee reviews the performance, independence and conflict of interests of its compensation consultant in accordance with applicable standards, and no independence or conflict of interest issues were identified with Semler Brossy. Additionally, Ann L. McDaniel provided consulting services to the Committee and the Company after her retirement as Senior Vice President on April 3, 2015, and through March 31, 2017. Ms. McDaniel was engaged directly by the Committee to provide ongoing advice with respect to the compensation of the named executive officers. Ms. McDaniel received $25,506 in fees for her services as a compensation consultant to the Committee in 2017. Pursuant to consulting agreements in 2014 and 2017 between Ms. McDaniel and the Company, Ms. McDaniel also provided services to the Company, including consultation with officers of the Company on general compensation, benefits and other human resources related issues, as well as on Company affiliate considerations. Ms. McDaniel received $272,001 in fees for such additional services to the Company in 2017.

During 2017, the Committee met six times. A copy of the Company’s Compensation Committee Charter is available under the “Investor Relations” tab at www.ghco.com.

Role of Executive Officers in Compensation Decisions

Mr. O’Shaughnessy, President and Chief Executive Officer, and Ms. Demeter, Vice President and Chief Human Resources Officer and secretary of the Committee, attended all six Committee meetings.

Mr. O’Shaughnessy and Ms. Demeter recommend to the Committee the size of each component of compensation for each of the named executive officers (other than their own) and for all employees earning annual salaries of $400,000 or more and bonuses of $250,000 or more. Recommendations are based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company. The Committee makes all compensation decisions for the named executive officers of the Company and relevant employees, except with respect to any perquisites under $200,000 per named executive officer that may be approved by Mr. O’Shaughnessy.

Mr. O’Shaughnessy was not present during the portion of the Committee meetings when his compensation or that of his wife, Laura O’Shaughnessy, was discussed by the Committee.

Setting Executive Compensation

To meet the Committee’s objectives, at its request, the President and Chief Executive Officer and the secretary of the Committee draft annual and long term incentive-based cash and non-cash executive compensation plans. The Committee discusses, reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is typically no later than the end of the first quarter of the first year covered by the plan.

The Company adopts a holistic view on executive compensation. The Company compares its executive salaries, annual bonuses and long-term incentives to those of companies in similar industries and with comparable revenues and generally considers the compensation structures maintained by similarly situated companies, but does not target its executive compensation at a certain level or percentage based upon other companies’ arrangements. At least once a year, the Committee evaluates the individual compensation of the Company’s senior executives (including the named executive officers) against market data provided by outside surveys or public information (such as the proxy filings of peer companies). The Committee defines its peer group as companies operating in the same industries (Conglomerates, Education and Media) with one-half to two times the Company’s prior fiscal year revenue. In 2017, the Committee reviewed data from the Equilar Executive Compensation Survey, the U.S. Mercer Benchmark Database (“MBD”): Executive Survey and the Willis Towers Watson Media Executive Compensation Survey. Where public data for comparable roles were available, the Committee also considered the compensation of its senior executives (including the named executive officers) in relation to the following peer companies:

Aerojet Rocketdyne Holdings	Meredith Corporation
ALLETE, Inc.	New Media Investment Group
AMC Entertainment Holdings	Pearson
Apollo Education Group, Inc.	Regal Entertainment
Cinemark	Scholastic Corporation
Cogeco Inc.	Scripps Networks Interactive, Inc.
DeVry Education Group Inc.	Shaw Communications
Discovery Communications	Tegna Inc.
Education Management Corporation	The New York Times Company
Houghton Mifflin Harcourt Co.	Transcontinental Inc.
John Wiley & Sons Inc.	Tribune Media
Lionsgate	Tribune Publishing
MAXIMUS	—

As described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock appreciation. Pursuant to Section 162(m) of the Internal Revenue Code, as in effect for 2017, compensation in excess of $1 million per year paid to the Company’s chief executive officer and three other highest paid executive officers (other than the chief financial officer) was not deductible unless it qualified as “performance-based” compensation. In connection with granting incentive compensation to the Company’s named executive officers, the Committee’s historical practice has been to consider the implications under Section 162(m), while retaining flexibility to grant compensation that may not qualify for a deduction if the Committee determines that such compensation is otherwise in the best interests of the Company and its shareholders. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation with respect to 2018 and future years. As a result, the Company expects that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1 million per year paid to any named executive officer (and any person who was a named executive for any year, beginning with 2017) will be nondeductible under Section 162(m).

Risk Assessment of Compensation Program

During 2017, the Compensation Committee met with Mr. O’Shaughnessy and Ms. Demeter to review and discuss the impact of executive compensation programs on organizational risk. The Compensation Committee determined that compensation programs have sufficient risk mitigation features in each of the plans and do not encourage or reward employees for taking excessive or unnecessary risk. The Compensation Committee believes that the Company’s compensation programs constitute an appropriate mix of short- and long-term incentive compensation that rewards employees, while balancing risks through the delayed payment of long-term awards. As a result of the compensation risk review, the Compensation Committee determined that the overall risk of compensation programs exposing the organization to unnecessary or excessive risks that threaten the value of the Company is low.

Elements of Compensation

The compensation package offered by the Company to its executive officers comprises the following components:

•	Competitive base salary;

•	Short-term cash incentive compensation in the form of performance-based annual bonuses;

•	Long-term cash incentive compensation, typically based on performance over three or more years;

•	Long-term equity-based incentive compensation in the form of restricted stock and stock options; and

•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in an executive’s responsibilities during such cycle. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company.

With respect to the base salary paid to Mr. O’Shaughnessy in 2017, the Committee considered the base salaries paid to president and chief executive officers of peer companies and the Company’s results in 2016.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A and Class B Shareholders of the Company adopted the 2012 ICP in May 2012. Prior to the adoption of the 2012 ICP, performance-based incentive compensation was awarded under the Incentive Compensation Plan (adopted in 2001) or the Stock Option Plan (reauthorized in 2003).

The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 145 employees of the Company who are participants in the 2012 ICP and receive annual bonus awards and/or hold restricted stock, stock options or Performance Units granted under the 2012 ICP. Each named executive officer participates in these programs.

Annual Bonuses

The 2012 ICP provides for annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The 2017 target annual bonus award for each of the named executive officers, as a percentage of base salary, was as follows: Mr. O’Shaughnessy, 100%; Mr. Rosen, 100%; Mr. Cooney, 50%; Ms. Maddrey, 40%; Ms. Demeter, 40%; and Mr. Jones, 50%.

In 2017, the annual bonus formula for the named executive officers was based on a diluted earnings per share target for the Company because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. The potential payouts for the annual bonus range from 0% to 200% of target, based on actual Company or business unit financial performance, with a threshold achievement of 80% of the diluted earnings per share target for the Company necessary for any amounts to be paid with respect to the 2017 annual bonus for the named executive officers, and the maximum potential payout available in the event 140% of the diluted earnings per share target for the Company is attained. Management and the Committee believe that they have designed the targets to be challenging, but achievable. The Company has achieved its financial goals and paid out at or above target in the annual bonus portion of the 2012 ICP in four of the past five years; in 2017, the Company achieved less than 100% of its earnings per share goal, as adjusted to exclude certain items.

The original diluted earnings per share goal for 2017 was $26.14. However, in connection with the acquisitions of the two new broadcasting stations on January 17, 2017, WSLS and WCWJ, and Hoover Treated Wood Products on April 3, 2017, the Committee established that the 2017 goal would be adjusted for the period the Company owned these businesses, resulting in a revised diluted earnings per share goal, as approved by the Committee, of $28.00. In setting the original goal for annual bonuses, the Committee established a formula that included adjustments for certain items, to the extent that actual amounts varied from those in the 2017 annual budget. Specifically, these adjustments included additions for a pension budget variance; unbudgeted new acquisitions, investments and dispositions; and a Kaplan stock compensation expense variance. These additions were offset by foreign exchange gains.

In calculating the Company’s achievement of 2017 diluted earnings per share for purposes of making its final bonus determinations for the named executive officers, the Committee also exercised its discretion to exclude certain unusual and unbudgeted items, in addition to the adjustments included in the diluted earnings per share formula. Specifically, the adjustments included additions for unbudgeted intangible and long-lived asset impairment charges; unbudgeted legal costs, restructuring charges and discretionary bonuses at Kaplan; unbudgeted losses related to the hurricanes at the broadcasting division; and unbudgeted costs at Kaplan, Foreign Policy, Graham Healthcare Group and Forney. These additions were offset by deductions for favorable income tax adjustments related to stock compensation and the impact of the enactment of the Tax Cuts and Jobs Act and Long Term Incentive Plan (“LTIP”) expense variance from budget at SocialCode and Panoply. The Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts. Page 49 of the Company’s Annual Report on Form 10-K, filed with the SEC on February 23, 2018, detailed $31.71 in diluted earnings per share net deductions which comprise most of these discretionary items.

Taking into account these adjustments, the Company’s 2017 diluted earnings per share, as adjusted for purposes of the bonus determination, was $26.99 (compared to reported diluted earnings per share of $53.89), resulting in the Company’s achievement of 96.4% of its revised earnings per share goal for 2017. As a result, the annual bonus payout was approximately 91% of target, based on the established annual formula.

In addition, for Mr. Rosen, 25% of his bonus was based on Mr. Rosen’s performance of his responsibilities relating to Graham Holdings Company, and the remaining 75% was tied to Kaplan’s enterprise operating income target of $113.6 million (this target excludes budgeted restructuring and other costs related to business closures) weighted at 80% and Kaplan’s enterprise revenue target of $1,567.9 million weighted at 20%. The potential payouts for the Kaplan component of Mr. Rosen’s bonus amount range from 0% to 193% of target, with a threshold achievement of 80% for the operating income target and 90% for the enterprise revenue target, and the maximum potential payout available in the event 150% of the operating income target is attained and 110% of the enterprise revenue target is met. In April of 2017, Kaplan announced the proposed sale of Kaplan University (KU) to Purdue University. In preparation for the completion of this transaction, Kaplan incurred unplanned expenses to prepare KU for transfer. Given the impact and importance of the KU/Purdue transaction, in calculating the 75% of Mr. Rosen’s bonus based on Kaplan enterprise operating income, the Committee excluded these transition costs. In calculating Kaplan’s enterprise operating income, on this basis, Kaplan achieved adjusted enterprise operating income of $92.4 million versus a target of $113.6 million, or 81% achievement, which resulted in payout of the portion of Mr. Rosen’s bonus attributable to Kaplan’s enterprise operating income of 55% of target. Kaplan enterprise revenue totaled $1,524.4 million versus a target of $1,567.9 million, or 97% achievement, which resulted in payout of the portion of Mr. Rosen’s bonus attributable to Kaplan’s enterprise revenue of 86% of target. Thus, the total percentage achievement of the Kaplan portion of Mr. Rosen’s bonus totaled 61% of target, or $749,526.

Restricted Stock

To align the interests of the Company’s shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the 2012 ICP also provides for grants of restricted stock of the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the estimated value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares generally cliff vest at the conclusion of a four-year vesting period and accelerate vesting only at the discretion of the Committee. The named executive officers generally receive grants of restricted stock every other year. The grants made in January 2015 will vest in January 2019. In January 2017, the named executive officers received grants of restricted stock that will vest in January 2021. In connection with his promotion to Chief Financial Officer, Mr. Cooney received an additional grant of 200 shares of restricted stock on January 12, 2017, that will cliff vest in January 2021. In addition, in connection with the Cable ONE spin-off in 2015, a distribution of restricted Cable ONE, Inc. shares was made with respect to outstanding shares of Company restricted stock, subject to the same vesting terms and conditions as such shares of Company restricted stock. For additional information regarding such distributions, see the Outstanding Equity Awards at Fiscal Year-End table.

Performance Units

To highlight specific long-term financial goals, the 2012 ICP provides for the grant of performance-based compensation, which the Company grants pursuant to its Performance Unit Plans. The named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added and/or quantitative revenue growth or profitability measurements of the Company as a whole or of individual business units.

Management and the Committee believe that they have designed the performance-based goals to be challenging, but achievable. In the past four award cycles, the Company achieved or exceeded its goals and paid out at or above target. Each Performance Unit has a nominal value of $100 and a maximum potential payout of $200. The payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula within 90 days of the beginning of the cycle and no later than prior to the completion of the first quarter of the cycle. At the end of the cycle, the unit value is calculated, based on application of the formula, and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) the discretion of the Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

Awards under the 2015–2018 cycle are based on a three-pronged formula consisting of (1) the value of a Kaplan Performance Unit paid to Kaplan in accordance with the final unit valuation of the 2014–2017 Kaplan Long-Term Incentive Plan (up to 35% of a $200 per-unit maximum); plus (2) the value of a Performance Unit under the Graham Media Group (“GMG”) valuation as set forth below (up to 35% of a $200 per-unit maximum); plus (3) an amount based on cumulative operating income, excluding amortization of intangibles, during the four-year period for SocialCode, Slate, Graham Healthcare Group (formerly Celtic Healthcare and Residential Healthcare Group), Forney Corporation, Joyce/Dayton Corporation and Group Dekko (up to 30% of a $200 per-unit maximum). In December 2016, the Committee approved an amendment to the 2015–2018 Corporate Performance Unit Plan to include cumulative operating income goals for Group Dekko (acquired by the Company in the fourth quarter of 2015) in category (3) above.

Awards under the 2017–2020 cycle are also based on a three-pronged formula consisting of (1) the value of Kaplan’s cumulative operating income for 2017–2020 excluding amortization of intangibles, Kaplan stock compensation and restructuring charges (up to 30% of a $200 per-unit maximum); plus (2) the value of a Performance Unit under the GMG valuation as set forth below (up to 30% of a $200 per-unit maximum); plus (3) an amount based on cumulative operating income, excluding amortization of intangibles, during the four-year period for SocialCode, Slate, Panoply, Foreign Policy, Graham Healthcare Group, Group Dekko, Forney Corporation, Joyce/Dayton Corporation and Hoover Treated Wood Products (up to 40% of a $200 per-unit maximum). In September 2017, the Committee approved an amendment to the 2017–2020 Corporate Performance Unit Plan to include cumulative operating income goals for Hoover Treated Wood Products (acquired by the Company in the second quarter of 2017) and to include two new GMG stations, WSLS and WCWJ (acquired by Graham Media Group in the first quarter of 2017).

The Committee selected these targets because they reflected the key priorities for the Company on the grant date (or the amendment date, as applicable) for the applicable time periods. The values of Performance Units in the 2015–2018 and the 2017–2020 cycles are determined at the conclusion of those cycles, based on the performance criteria described below.

For the 2015–2018 cycle, the performance measure used for Kaplan in the 2014–2017 Kaplan Long-Term Incentive Plan is Kaplan enterprise operating income growth. A baseline Kaplan enterprise operating income of $75 million was established in 2014 and increases year over year by 10%. Provided Kaplan achieves incremental operating income growth above the baseline, the aggregate amount of awards available is calculated as 12% of such growth.

As described above, for the 2017–2020 cycle, the performance measure used for Kaplan is the cumulative operating income over the four-year period of $500 million, adjusted to exclude amortization of intangibles, Kaplan stock compensation and restructuring charges.

The performance measure used for GMG for both the 2015–2018 and 2017–2020 cycles is GMG’s cumulative cash flow margin ranking over the applicable four-year period compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income before corporate allocation and before charges for interest, depreciation and amortization. As soon as practical after the award cycle, the Committee determines GMG’s cash flow margin rank among the cash flow margins of the peer companies and determines the payout value of each Performance Unit. The value of each Performance Unit is determined as set forth in the following table:

2015–2018 Cycle:
GMG Cash Flow Margin Rank	Unit Value
#1	$150
#2	$125
#3	$50
Below #3	$0

2017–2020 Cycle:
GMG Cash Flow Margin Rank	Unit Value
#1	$175
#2	$150
#3	$50
Below #3	$0

The GMG formula for the 2015–2018 award cycle provides that the payout value will be increased by $12.50 for each of the four years during the award cycle in which GMG’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than that of the nearest competitor among the peer companies.

The GMG formula for the 2017–2020 award cycle provides that the payout value will be increased by $6.25 for each of the four years during the award cycle in which GMG’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than that of the nearest competitor among the peer companies.

In both the 2015–2018 and 2017–2020 award cycles, the formula also provides that the payout value will be reduced by 50% if GMG does not produce operating income in one of the four years during the award cycle. Also, if GMG does not produce operating income for at least two years in the cycle, then there will be no payout with respect to the portion of performance attributable to GMG.

For the 2015–2018 cycle, the performance measure during the four-year period for SocialCode, Slate, Graham Healthcare Group (formerly Celtic Healthcare and Residential Healthcare Group), Forney Corporation, Joyce/Dayton Corporation and Group Dekko is based on cumulative operating income of $142 million, excluding amortization of intangibles.

For the 2017–2020 cycle, the performance measure during the four-year period for SocialCode, Slate, Panoply, Foreign Policy, Graham Healthcare Group, Group Dekko, Forney Corporation, Joyce/Dayton and Hoover Treated Wood Products is based on cumulative operating income of $281 million, excluding amortization of intangibles.

Because the performance measures that compose the valuation formula for Performance Units in both the 2015–2018 and 2017–2020 cycles include cumulative measures applicable to Kaplan, GMG and the other applicable business units, it is not possible to calculate with certainty any interim Performance Unit values mid-cycle, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle. Mr. O’Shaughnessy holds 7,500 units in the 2015–2018 cycle and 10,000 units in the 2017–2020 cycle; Mr. Cooney holds 5,000 units in the 2015–2018 cycle and 6,500 units in the 2017–2020 cycle; Mr. Rosen holds 7,000 units in the 2015–2018 cycle; Ms. Maddrey holds 5,000 units in the 2015–2018 cycle and 5,000 units in the 2017–2020 cycle; Ms. Demeter holds 4,000 units in the 2015–2018 cycle and 4,000 units in the 2017–2020 cycle; and Mr. Jones holds 4,500 units in the 2015–2018 cycle.

Stock Options

Pursuant to the terms of the 2012 ICP, shares of Class B Stock may be issued upon the exercise of stock options granted to key employees of the Company. The Committee, however, does not grant stock options on a consistent basis and grants stock options only when a key employee has made a significant contribution to the Company and demonstrates the ability to make additional contributions. The options generally vest 25% per year, over four years, and expire 10 years from the grant date. In November 2015, in connection with his assumption of the role of Chief Executive Officer in addition to his role as President of the Company, Mr. O’Shaughnessy received an additional grant of options to acquire 22,742 shares of Class B Stock so that as of December 31, 2017, he held 100,000 Company options. This award will vest over a six-year period and was granted at an option price that was calculated by increasing the closing price on the grant date by a 4.5% compound annual growth rate over the 10-year term of the award. In April 2017, in connection with his promotion to Chief Financial Officer, Mr. Cooney received a grant of options to acquire 2,000 shares of Class B Stock. This award will vest over a six-year period and was granted at an option price that was calculated by increasing the closing price on the grant date by a 3.5% compound annual growth rate over the 10-year term of the award.

In addition, in connection with the Cable ONE spin-off, the Company adjusted both the number of shares underlying, and the exercise price of, outstanding stock options held by employees who remained employed by the Company following the Cable ONE spin-off, including stock options held by each of Messrs. O’Shaughnessy, Rosen and Jones. Such adjustments resulted in incremental stock compensation expense for 2015 with respect to certain stock options, including those held by Messrs. Rosen and Jones. For additional details regarding the amounts of such incremental stock compensation expense and such adjustments, see the Summary Compensation Table.

Retirement Benefits

Qualified Defined Contribution and Defined Benefit Plan

Most employees of the Company, including certain named executive officers, are eligible to participate in the Company’s qualified defined contribution 401(k) savings plan that provides matching Company contributions and a defined benefit retirement plan. Benefits under these plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration.

Eligible Corporate employees hired or rehired by the Company on or after September 1, 2009, participate in the Cash Balance Retirement Program (“CBRP”). Eligible Corporate employees who were actively employed on or after August 1, 2012, also participate in the Secure Retirement Account (“SRA”). Both the CBRP and the SRA are non-contributory defined benefit programs expressed in the form of hypothetical account balances that grow through quarterly pay-based credits and quarterly interest credits. Corporate employees hired prior to September 1, 2009, including certain named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90 (the “Rule of 90”), receive an annual pension equal to 1.75% of their highest average 60-month base salary annualized up to the limits permitted by the Code, minus Social Security-covered compensation multiplied by the appropriate Social Security offset percentage and early retirement factor, multiplied by the number of years of credited service under the Graham Holdings Retirement Benefits Schedule (“Graham Schedule”). An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under the Graham Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payment at or after age 55, but prior to age 65, and who had 10 years of vesting service at retirement. The pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

Non-Qualified Supplemental Executive Retirement Plans

The Company maintains an unfunded SERP that was designed to retain and recruit key executives. Mr. Rosen and Mr. Jones participate in the SERP. Participants in the SERP were selected by management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the Committee. The Company closed the plan to new participants as of December 2015.

To offset limitations placed on the income that can be considered in the formulas of retirement plans and benefits that can be payable from the plans, the SERP provides a “supplemental retirement benefit.” This benefit is calculated under the rules of the qualified defined benefit retirement plan, but without reference to such income and benefit limitations, and includes in the calculation compensation from annual bonuses in the case of certain key executives (including the participating named executive officers if eligible). In any instance in which a retiring executive’s supplemental retirement benefit exceeds the benefit payable by the qualified defined benefit plan or plans, the Company will pay the excess to him or her as a supplemental retirement benefit. Benefits provided under the SRA of the qualified retirement plan are not covered by the SERP.

The SERP also provides key executives, including Mr. Rosen and Mr. Jones, with tax deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations (currently $55,000). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching Company contribution each year.

Non-Qualified Deferred Compensation Plan

The Company also maintains a Deferred Compensation Plan. Mr. Rosen and Mr. Jones participate in the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan that allowed a select group of senior executives and non-employee Directors the opportunity to voluntarily defer, on a non-qualified basis, the receipt of certain compensation payments or fees. For employee participants, including certain named executive officers, eligible compensation for deferral was limited to annual bonus and certain long-term cash awards (including Performance Unit grants) under the 2012 ICP. The Company closed the plan to new participants and new deferrals for existing participants as of December 2015.

Employment Agreements and Severance Packages

Mr. O’Shaughnessy’s Agreement

The Company entered into a letter agreement with Mr. O’Shaughnessy in October 2014 to incentivize him to accept the position of President of the Company. Pursuant to his employment agreement, Mr. O’Shaughnessy was entitled to a grant of 5,000 Performance Units in the 2013–2016 performance cycle and a grant of 7,500 Performance Units in the 2015–2018 cycle and was granted a new-hire option award of 77,258 (post Cable ONE spin-off) stock options. In addition, pursuant to Mr. O’Shaughnessy’s employment agreement, if he is terminated for any reason other than cause while his new-hire option award remains outstanding, subject to the execution of a separation and release agreement within 30 days following his termination, he will vest in the next tranche of options that is scheduled to vest after his termination, and he will have up to three months (or shorter if through the expiration date of the award) following termination to exercise any vested options.

Under the terms of Mr. O’Shaughnessy’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. O’Shaughnessy agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosen’s Agreement

The Company entered into a letter agreement with Mr. Rosen in April 2014 to incentivize him to accept the position of Chairman of Kaplan and Executive Vice President of the Company. Mr. Rosen’s employment agreement includes clauses that provide for an enhanced retirement benefit and cash payments upon termination from the Company. In addition, pursuant to his employment agreement, he was entitled to a grant of 3,000 Performance Units in the 2013–2016 performance cycle and 7,000 Performance Units in the 2015–2018 performance cycle.

If Mr. Rosen is terminated for any reason prior to September 1, 2018, the defined benefit portion of his SERP benefit will be calculated as if he satisfied the Rule of 90, provided however that all components of the unrestricted benefit other than the early retirement factor shall be computed using his actual age and years of service (such enhanced benefit, the “Rosen Individual Pension Arrangement”). The Rosen Individual Pension Arrangement would be payable in the same form and at the same time as his benefit under the SERP would otherwise be paid, provided that if his employment with the Company terminates for any reason prior to September 1, 2018, the enhanced benefit will not begin earlier than September 1, 2018.

If Mr. Rosen is terminated by the Company without cause, he will receive a one-time lump-sum cash payment of $3,500,000, payable on the 65th day following termination of employment, and prorated vesting of outstanding restricted stock and stock options held at the time of termination, provided that he signs an irrevocable separation and release agreement no later than 60 days following the date of his termination.

Under the terms of Mr. Rosen’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosen agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Ms. Demeter’s Agreement

The Company entered into a letter agreement with Ms. Demeter in March 2015. Under the terms of the letter agreement, if Ms. Demeter is terminated for any reason other than cause prior to June 1, 2018, the early retirement factor applied to the pension benefit payable under the Graham Schedule of The Retirement Plan (as described above) will be calculated as if she satisfied the Rule of 90, and all components of the unrestricted benefit other than the early retirement factor will be computed using her actual age and years of credited service (such enhanced benefit, the “Demeter Individual Pension Arrangement”). The Demeter Individual Pension Arrangement would be payable in the same form and at the same time as her benefit would otherwise be paid as if she had been not terminated.

Mr. Jones’ Agreement

The Company entered into a letter agreement with Mr. Jones in July 2014 to retain him as Chief Financial Officer of the Company. Mr. Jones’ agreement guarantees, subject to his signing an irrevocable separation and release agreement no later than 60 days following the date of termination, a cash payment upon termination from the Company for any reason other than cause and an enhancement to his qualified and non-qualified retirement benefits. The value of the benefit will be equal to the sum of $1,400,000 (the “Jones Individual Deferred Compensation Arrangement”) plus the actuarial present value of 10% of the benefits payable to him under The Retirement Plan and the SERP (the “Jones Individual Pension Arrangement”). In connection with Mr. Jones’ retirement as of March 31, 2017, these benefits were paid on October 16, 2017. In addition, upon his retirement, the Company accelerated vesting of Mr. Jones’ restricted stock award (393 Company shares and 393 Cable ONE shares) on a prorated basis based on his service during the vesting period, which represented a total value of $478,189.

Under the terms of Mr. Jones’ letter agreement, and as consideration for the benefits provided in the agreement, Mr. Jones agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Results of Shareholder Advisory Votes on Executive Compensation

At the 2017 Annual Meeting of Shareholders, the Company’s Class A Shareholders unanimously approved the overall 2016 compensation for its named executive officers, including the policies and practices related thereto. The Company believes this vote reflected Class A Shareholder approval of its pay-for-performance philosophy and the absence of pay practices that shareholders consider problematic. Accordingly, the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2017 as outlined in its compensation philosophy and framework. The Committee values the shareholder feedback provided through the vote and will consider the results of the vote, as well as future votes, in refining the development of the Company’s compensation program and goal setting in the future.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy, Chairman

Lee C. Bollinger

Larry D. Thompson

The following table shows the compensation paid by the Company during the most recent three years to our named executive officers. No disclosure is provided for fiscal years for which those persons were not named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)[1]	Bonus ($) (d)[2]	Stock Awards ($) (e)[3]	Option Awards ($) (f)[3]	Non- Equity Incentive Plan Compen- sation ($) (g)[4]	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($) (h)[5]	All Other Compen- sation ($) (i)[6]	Total ($) (j)
Timothy J. O’Shaughnessy	2017	750,000	—	—	—	682,366	13,496	2,700	1,448,562
President and Chief Executive Officer	2016	750,000	—	—	—	1,860,025	6,417	2,500	2,618,942
	2015	750,000	—	—	2,951,507	906,000	4,972	—	4,612,479
Wallace R. Cooney	2017	555,000	—	314,336	240,932	252,475	153,265	10,330	1,526,338
Senior Vice President–Finance and Chief Financial Officer	2016	480,000	—	—	—	920,166	95,188	11,243	1,506,597
Andrew S. Rosen	2017	1,625,000	—	518,975	—	1,119,141	3,173,794	60,010	6,496,920
Chairman–Kaplan Inc. and Executive Vice President–Graham Holdings Co.	2016	1,625,000	—	—	—	1,901,877	1,988,664	81,311	5,596,852
	2015	1,625,000	—	871,855	15,528,977	1,151,079	550,490	112,350	19,839,751
Nicole M. Maddrey	2017	525,000	—	259,488	—	191,063	119,034	12,415	1,107,000
Senior Vice President, General Counsel and Secretary	2016	525,000	—	—	—	590,807	73,519	17,284	1,206,610
	2015	500,000	400,000	435,928	—	241,600	37,118	42,840	1,657,486
Denise M. Demeter	2017	410,000	—	207,590	—	149,211	365,473	9,364	1,141,638
Vice President–Chief Human Resources Officer

Hal S. Jones	2017	202,500	—	105,112	—	92,119	583,601	3,964	987,296
Former Senior Vice President–Finance and Chief Financial Officer	2016	810,000	—	—	—	1,764,414	649,952	47,250	3,271,616
	2015	785,000	200,000	610,299	398,287	474,140	469,837	45,590	2,983,153

1.	Amounts in this column represent base salary earned for each of the named executive officers in 2017. Mr. Jones retired from the Company on March 31, 2017.

2.	Amounts in this column represent special payments made in recognition of extraordinary efforts in connection with the Cable ONE spin-off in 2015.

3.	The amounts shown in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC TOPIC 718 and reflect an estimate of the grant date fair value of stock and option grants made through the close of the 2017 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated. In May 2015, the Compensation Committee approved adding an anti-dilution provision to the outstanding stock options in connection with the spin-off of Cable ONE. In accordance with ASC 718, the Company calculated the incremental fair value of the modified award over the fair value of the original award. In July 2015, the Company recorded $15,528,977 and $398,287 in additional compensation expense resulting from the modification of Mr. Rosen and Mr. Jones’ outstanding stock options, respectively, covering 50,000 and 2,000 stock options, respectively, with an exercise price of $502.58 and $651.91, respectively, and an expiration date of February 22, 2021, and May 12, 2018, respectively. In addition, in March 2017, the Company recorded $105,112 in additional compensation expense resulting from the modification due to the accelerated vesting of a prorated portion of Mr. Jones’ restricted stock award (393 Company shares and 393 Cable ONE shares) upon his retirement. See Note 14 of Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K, filed on February 23, 2018, for a discussion of the assumptions used in valuation of the stock and option awards.

4.	Amounts in this column for 2017 represent payments under the 2017 annual bonus plan. Amounts in this column for 2016 represent payments under the 2016 annual bonus plan and the 2013–2016 Performance Unit Plan as follows: Mr. O’Shaughnessy, $860,025 in annual bonus, $1,000,000 in Performance Units; Mr. Cooney, $220,166 in annual bonus, $700,000 in Performance Units; Mr. Rosen, $1,301,877 in annual bonus, $600,000 in Performance Units; Ms. Maddrey, $240,807 in annual bonus, $350,000 in Performance Units; Mr. Jones, $464,414 in annual bonus, $1,300,000 in Performance Units. Amounts in this column for 2015 represent payments under the 2015 annual bonus plan.

5.	There were no above-market or preferential earnings on compensation deferred on a non-tax-qualified basis, and, therefore, no such earnings are reflected in the amounts shown in this column.

Benefits were assumed to commence at the age when benefits under the SERP are first unreduced, or the age when benefits under The Retirement Plan are first unreduced if the named executive officer does not have a SERP benefit, and were discounted to the date as of which they were determined (either 12/31/2017 or 12/31/2016). Assumed benefit commencement ages are shown below, rounded to the nearest age:

O’Shaughnessy:	age 65 (12/31/2017 and 12/31/2016)
Cooney:	age 64 (12/31/2017 and 12/31/2016)
Rosen:	age 58 (12/31/2017 and 12/31/2016)
Maddrey:	age 65 (12/31/2017 and 12/31/2016)
Demeter:	age 58 (12/31/2017 and 12/31/2016)
Jones:	age 65 (12/31/2017); age 64 (12/31/2016)

Mr. Rosen and Ms. Demeter have met the eligibility requirements for Early Retirement (age 55, with 10 years of company service).

Mr. O’Shaughnessy, Mr. Cooney and Ms. Maddrey had not yet reached age 55.

Mr. Jones retired on March 31, 2017, and has reached Normal Retirement Age (age 65).

Changes in the present value of benefits in 2017 are attributable to The Retirement Plan for Graham Holdings Company (“Retirement Plan”) and the corresponding benefit under the SERP as follows: Mr. O’Shaughnessy–$13,496 Retirement Plan; Mr. Cooney–$153,265 Retirement Plan; Mr. Rosen–$54,295 Retirement Plan, $3,119,499 the SERP and $0 under his Individual Pension Arrangement; Ms. Maddrey–$119,034 Retirement Plan; Ms. Demeter–$365,473 Retirement Plan and $0 under her Individual Pension Arrangement; Mr. Jones–$90,098 Retirement Plan, $428,597 the SERP and $64,906 under his Individual Pension Arrangement.

The values of accumulated plan benefits were determined using a discount rate of 3.60% at 12/31/2017 and 4.10% at 12/31/2016 and using RP-2017 Fully Generational Mortality Table for males and females using Scale MP-2017 at 12/31/2017 and RP-2016 Fully Generational Mortality Table for males and females using Scale MP-2016 mortality improvement at 12/31/2016.

6.	For 2017, the amounts shown include the information detailed in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Restricted Stock Dividends ($) (e)[1]	Individual Deferred Compensation Arrangement (f)	Total ($) (g)
Timothy J. O’Shaughnessy	—	2,700	—	—	—	2,700
Wallace R. Cooney	—	2,650	—	7,680	—	10,330
Andrew S. Rosen	—	2,700	40,650	16,660	—	60,010
Nicole M. Maddrey	—	2,700	—	9,715	—	12,415
Denise M. Demeter	—	2,700	—	6,664	—	9,364
Hal S. Jones	—	2,025	—	1,939	—	3,964

1.	The amounts represent dividends attributable to Graham Holdings Company and Cable ONE restricted stock granted under the Company’s 2012 ICP that are not included in the grant date fair value of such restricted stock awards reported in column (e) of the Summary Compensation Table.

The following table provides information on awards made under the 2012 ICP to each of the named executive officers in 2017. Awards granted to the named executive officers under the 2012 ICP in 2017 include annual incentive awards, performance units, stock options and restricted stock awards:

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Non-Equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Threshold ($) (d)	Target ($) (e)	Max ($) (f)	Threshold ($) (g)	Target ($) (h)	Max ($) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/share) (l)	Closing Price on Date of Grant for Option Awards if Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
Timothy J. O’Shaughnessy
Annual Incentive[1]	—	—	375,000	750,000	1,500,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	10,000	75,000	1,000,000	2,000,000	—	—	—	—	—	—	—	—
Wallace R. Cooney
Annual Incentive[1]	—	—	138,750	277,500	555,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	6,500	48,750	650,000	1,300,000	—	—	—	—	—	—	—	—
Stock Options[3]	4/1/2017	—	—	—	—	—	—	—	—	2,000	845.72	599.55	240,932
Restricted Stock[4]	1/3/2017	—	—	—	—	—	—	—	400	—	—	—	207,590
	1/12/2017	—	—	—	—	—	—	—	200	—	—	—	106,746
Andrew S. Rosen
Annual Incentive[1]	—	—	812,500	1,625,000	3,136,250	—	—	—	—	—	—	—	—
Restricted Stock[4]	1/3/2017	—	—	—	—	—	—	—	1,000	—	—	—	518,975
Nicole M. Maddrey
Annual Incentive[1]	—	—	105,000	210,000	420,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	5,000	37,500	500,000	1,000,000	—	—	—	—	—	—	—	—
Restricted Stock[4]	1/3/2017	—	—	—	—	—	—	—	500	—	—	—	259,488
Denise M. Demeter
Annual Incentive[1]	—	—	82,000	164,000	328,000	—	—	—	—	—	—	—	—
Performance Units[2]	—	4,000	30,000	400,000	800,000	—	—	—	—	—	—	—	—
Restricted Stock[4]	1/3/2017	—	—	—	—	—	—	—	400	—	—	—	207,590
Hal S. Jones
Annual Incentive[1]	—	—	50,625	101,250	202,500	—	—	—	—	—	—	—	—

1.	Amounts shown are the threshold, target and maximum payouts under the annual bonus component of the 2012 ICP. The Committee sets the performance-based goals for purposes of the annual incentive awards to be paid for fiscal year 2017. The amount in column (d) represents the minimum payment level, which is 50% of the target. The amount shown in column (f) represents the maximum payout level, which is 200% of the target, in the case for Mr. Rosen, it is 193% of the target. In the event that the threshold performance level with respect to the performance goals set by the Committee (i.e., 80% of the target performance goal; in the case of Mr. Rosen, for the Kaplan component, 80% of operating income target performance goal and 90% of enterprise revenue target performance goal) is not attained, no amount would be paid.

2.	These grants represent Performance Units granted as part of a four-year award cycle. The Committee has set the performance-based goals for these grants, which are to be paid in fiscal year 2021. The amount in column (d) represents the minimum level, which is $7.50 per unit. The amount shown in column (e) represents the target value of each unit, which is $100 per unit, and the amount in column (f) represents the maximum payout per unit, which is $200 per unit. In the event that the goals set by the Committee for these grants are not attained, no amount will be paid.

3.	In connection with his promotion to Chief Financial Officer, Mr. Cooney received an option award vesting over a six-year period.

4.	These grants represent shares of restricted stock. These awards will vest on January 5, 2021. Grant date fair value calculated using the average of the high and low price of a share of the Company’s Class B Common stock as of January 3, 2017 ($518.98) and January 12, 2017 ($533.73).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Employment Agreements. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” each of Messrs. O’Shaughnessy and Rosen entered into employment agreements with the Company in 2014 that provide for annual base salaries of $750,000 and $1,625,000, respectively, and a discretionary annual cash incentive bonus target of 100% of base salary. Mr. Rosen is additionally entitled to guaranteed enhanced retirement benefits under the terms of his employment agreement.

Letter Agreements. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” Mr. Jones entered into a letter agreement with the Company in 2014 providing for enhanced retirement benefits upon the termination of his employment with the Company for any reason. Ms. Demeter entered into a letter agreement with the Company in 2015 providing for enhanced retirement benefits upon the Company’s termination of her employment for any reason other than cause prior to June 1, 2018.

Annual Bonus/Incentive Awards. The Summary Compensation Table and Grants of Plan-Based Awards table provide information regarding the annual bonus or incentive awards granted to the named executive officers in 2017. See “Compensation Discussion and Analysis: Performance-Based Incentive Compensation–Annual Bonuses” for additional information regarding the terms of these awards.

Restricted Stock. The Summary Compensation Table reflects the fair value of the restricted stock awards made in 2015 and 2017 on the date of grant, and in the case of Mr. Jones, the incremental value resulting from the modification due to the accelerated vesting in March 2017. Restricted stock generally vests four years from the date of grant, subject to continued employment.

Performance Units. The Summary Compensation Table includes amounts earned for Performance Units granted under the 2013–2016 award cycle. The Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. For additional information regarding the Performance Units, see “Compensation Discussion and Analysis: Performance Based Incentive Compensation–Performance Units.”

Stock Options. Generally, the value of stock option awards shown in the Summary Compensation Table represents options granted under the 2012 ICP. The options generally vest 25% per year over a four-year period from the date of grant and are exercisable for 10 years from the date of grant.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards [1]					Stock Awards [2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Units of Stock That Have Not Vested (#) (g)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Timothy J. O’Shaughnessy	38,628	38,630	—	719.15	11/3/2024	—	—	—	—
	7,580	15,162		872.01	11/12/2025
Wallace R. Cooney	—	2,000	—	845.72	4/1/2027	GHC 1,000	558,350	—	—
						CABO 400	281,340
Andrew S. Rosen	77,258	—	—	325.26	2/22/2021	GHC 2,000	1,116,700	—	—
						CABO 1,000	703,350
Nicole M. Maddrey	—	—	—	—	—	GHC 1,000	558,350	—	—
						CABO 500	351,675
Denise M. Demeter	—	—	—	—	—	GHC 800	446,680	—	—
						CABO 400	281,340

1.	Stock Options granted under the Company’s Stock Option Plan and the 2012 ICP generally vest 25% per year over a four-year period from the date of grant. Mr. O’Shaughnessy received a special new-hire option grant and an option grant in connection with his promotion to Chief Executive Officer that vest ratably over a six-year period. Mr. Cooney received an option grant in connection with his promotion to Chief Financial Officer that vests ratably over a six-year period. The number of securities underlying options and the exercise price of each option granted prior to the Cable ONE spin-off were adjusted in connection with the Cable ONE spin-off in order to preserve the intrinsic value of the award. The following are the vesting dates of outstanding options granted to the named executive officers:

	Number of Options	Year 1 Vest Date		Year 4 Vest Date	Year 6 Vest Date	Vested at 12/31/17	Unvested
Timothy J. O’Shaughnessy	77,258	11/3/2015	to		11/3/2020	38,628	38,630
	22,742	11/12/2016	to		11/12/2021	7,580	15,162
Wallace R. Cooney	2,000	4/1/2018	to		4/1/2023	—	2,000
Andrew S. Rosen	77,258	2/22/2012	to	2/22/2015		77,258	—

2.	Stock Awards have been granted in the form of restricted stock under the Company’s 2012 ICP as of December 31, 2017. In connection with the Cable ONE spin-off, shares of restricted stock received a distribution of Cable ONE, Inc. (“CABO”) shares subject to the same vesting terms and conditions as the underlying award. All of the awards listed below vest 100% at the end of the relevant award cycle. The following are the vesting dates of the grants to the named executive officers:

	Stock Ticker	Number of Shares	Vest Date
Wallace R. Cooney	GHC	600	1/5/2021
	GHC	400	1/1/2019
	CABO	400	1/1/2019
Andrew S. Rosen	GHC	1,000	1/5/2021
	GHC	1,000	1/1/2019
	CABO	1,000	1/1/2019
Nicole M. Maddrey	GHC	500	1/5/2021
	GHC	500	1/1/2019
	CABO	500	1/1/2019
Denise M. Demeter	GHC	400	1/5/2021
	GHC	400	1/1/2019
	CABO	400	1/1/2019

3.	Calculated using the closing price of a share of the Company’s Class B Common Stock as of December 29, 2017 ($558.35). For the Cable ONE Restricted Stock, calculated using the closing price of a share of Cable ONE common stock as of December 29, 2017 ($703.35).

The following table shows the number of Class B shares and Cable ONE shares acquired upon the exercise of stock options and the vesting of stock awards held by the named executive officers in fiscal year 2017 and the value realized upon such exercise or vesting.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Timothy J. O’Shaughnessy	—	—	—	—
Wallace R. Cooney	—	—	GHC 400 CABO 400	213,580 244,204
Andrew S. Rosen	—	—	GHC 2,500 CABO 2,500	1,334,875 1,526,275
Nicole M. Maddrey	—	—	GHC 850 CABO 850	450,333 532,105
Denise M. Demeter	—	—	GHC 250 CABO 250	133,488 152,628
Hal S. Jones	3,090	532,098	GHC 1,193 CABO 1,193	660,484 733,273

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s funded and tax-qualified defined benefit plan, The Retirement Plan, as well as the associated unfunded and non-qualified supplemental executive retirement plan, the SERP, the Rosen Individual Pension Arrangement, the Demeter Individual Pension Arrangement and the Jones Individual Pension Arrangement. The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and qualifying service. Such formulas are contained in individual affiliate benefits schedules, including the Graham Schedule, the Newsweek Schedule, the Kaplan Schedule and the Cash Balance Retirement Program (“CBRP”) and Secure Retirement Account (“SRA”) schedules. Benefits under The Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers are fully vested in their benefits under The Retirement Plan. Under the terms of the Demeter Individual Pension Arrangement, Ms. Demeter will be entitled to Rule of 90 benefits if the Company terminates her employment for any reason other than cause prior to June 1, 2018.

The SERP provides supplemental defined benefit retirement benefits that are calculated based on the formulas in The Retirement Plan, but include bonuses under the 2012 ICP, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans (currently $275,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $220,000 per year, commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in The Retirement Plan. Under the terms of the Rosen Individual Pension Arrangement, Mr. Rosen will be entitled to Rule of 90 benefits if his employment with the Company were to terminate for any reason prior to September 1, 2018.

Retirement Plan Benefits Under the Graham Schedule

Mr. Rosen, Mr. Cooney, Ms. Maddrey, Ms. Demeter and Mr. Jones are participants in the Graham Schedule. Benefits payable under the Graham Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•	An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (which was limited up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

•	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring at or after age 55 with 10 years of vesting service.

Vested benefits under The Retirement Plan are generally payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The Graham Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with 10 years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90 (the “Rule of 90”), then there is no reduction for early payment.

Retirement Plan Benefits Under the Newsweek Schedule

A portion of Mr. Rosen’s pension benefit was earned under the Newsweek Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•	An annual pension (payable one-twelfth each month) equal to 1.0% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150, multiplied by years of credited service (up to 30 years).

The Newsweek Schedule permits early retirement with full benefits at various combinations of age and service. Mr. Rosen will be eligible for an unreduced early retirement benefit at age 60.

Retirement Plan Benefits Under the Kaplan Schedule

A portion of Mr. Rosen’s pension benefit is earned under the Kaplan Schedule. A portion of Mr. Jones’ pension benefit was earned under the Kaplan Schedule. Under this Schedule, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at the greater of

1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the SRA

A portion of Mr. O’Shaughnessy’s, Mr. Cooney’s, Mr. Rosen’s, Ms. Maddrey’s, Ms. Demeter’s and Mr. Jones’ pension benefit was earned under the SRA Schedule. Under this Schedule, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 4.62% to 7.35% for Mr. Cooney, Ms. Maddrey, Ms. Demeter and Mr. Jones and 2.20% to 3.50% for Mr. O’Shaughnessy and Mr. Rosen, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the CBRP

A portion of Mr. O’Shaughnessy’s pension benefit is earned under the CBRP Schedule. Under this Schedule, an employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to certain eligible employees (including Messrs. Rosen and Jones) under the formulas outlined above, including bonuses in addition to salary, without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under The Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in The Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date. Benefits provided under the SRA Schedule of The Retirement Plan are not covered by the SERP.

Other Pension Benefits

As described above, each of Messrs. Rosen and Jones and Ms. Demeter are entitled to enhanced retirement benefits in connection with the terms of each executive officer’s respective employment or letter agreement. For additional information regarding the terms of these benefits, see “Compensation Discussion and Analysis: Employment Agreements and Severance Packages” and “Compensation Discussion and Analysis: Retirement Benefits.”

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last FY ($) (e)[3]
Timothy J. O’Shaughnessy	The Retirement Plan for Graham Holdings Company	3	24,885	—
	Total Pension Plan Benefits	3	24,885	—
Wallace R. Cooney	The Retirement Plan for Graham Holdings Company	16	784,690	—
	Total Pension Plan Benefits	16	784,690	—
Andrew S. Rosen	The Retirement Plan for Graham Holdings Company	31	477,813	—
	Graham Holdings Company Supplemental Executive Retirement Plan	31	24,872,835	—
	Total Pension Plan Benefits	31	25,350,648	—
Nicole M. Maddrey	The Retirement Plan for Graham Holdings Company	11	497,412	—
	Total Pension Plan Benefits	11	497,412	—
Denise M. Demeter	The Retirement Plan for Graham Holdings Company	31	2,446,171	—
	Total Pension Plan Benefits	31	2,446,171	—
Hal S. Jones	The Retirement Plan for Graham Holdings Company	28	1,342,772	66,669
	Graham Holdings Company Supplemental Executive Retirement Plan	28	6,719,332	327,364
	Jones Individual Pension Arrangement	—	—	858,444
	Total Pension Plan Benefits	28	8,062,104	—

1.	Data in this column represent the number of years of credited service earned by the named executive officer as of December 31, 2017. Mr. Rosen has prior service with Kaplan, Newsweek and Graham Holdings Company. All are included in this column. Mr. Jones retired on March 31, 2017, and has prior service with Kaplan.

2.	Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2017. The benefits valued for Mr. O’Shaughnessy include benefits under the SRA Schedule and CBRP Schedule. The benefits valued for Mr. Cooney include the Graham Schedule and SRA Schedule. The benefits valued for Mr. Rosen include the Graham Schedule, Newsweek Schedule, Kaplan Schedule, SRA Schedule and SERP amount. Although the Rosen Individual Pension Arrangement permits Mr. Rosen to retire at any time and receive an unreduced benefit commencing at age 58 (when he would otherwise become eligible for an unreduced benefit under the SERP and the Company’s qualified retirement plan), the value of Mr. Rosen’s accumulated SERP benefit in this column is already based on the assumption that he remains employed until age 58. The benefits valued for Ms. Maddrey and Ms. Demeter include the Graham Schedule and SRA Schedule. If Ms. Demeter is terminated for any reason other than cause, she will be entitled to receive an unreduced benefit commencing at age 58 (when she would otherwise be eligible for an unreduced benefit under the Company’s qualified retirement plan). The value of Ms. Demeter’s accumulated benefit in this column is already based on the assumption that she remains employed until age 58. The benefits valued for Mr. Jones include the Graham Schedule, Kaplan Schedule, SRA Schedule and SERP amount and his additional benefit under the Jones Individual Pension Arrangement.

The assumptions used in determining the present value of accumulated benefits are the RP-2017 Fully Generational Mortality Table for males and females and a 3.60% discount rate. The benefits valued reflect service and earnings through December 31, 2017, and are valued as payable on the earliest date at which the SERP benefits are unreduced, or the earliest date at which The Retirement Plan benefits are unreduced if the named executive officer does not have a SERP benefit. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

3.	Mr. Jones retired on March 31, 2017, and received the amounts in this column during 2017 following his retirement. Note, the $66,669 includes five months of pre-65 supplemental benefit payments (total of $1,250) that should have been paid in 2017; these payments will be paid during 2018.

NON-QUALIFIED DEFERRED COMPENSATION

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit wherein the Company provides a matching contribution percentage up to 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits ($275,000 in 2017). The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards made under the 2012 ICP. Elections to defer must be filed in advance of earning such awards. The Company closed the SERP and the Deferred Compensation Plan to new participants as of December 2015. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination of service. Amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferrals made on or after January 1, 2014, amounts deferred under the Deferred Compensation Plan are payable no later than the first business day of the seventh month following the date of separation of service. Each of Messrs. Rosen and Jones received individual deferred compensation arrangements pursuant to his respective letter agreement with the Company, as described above under “Compensation Discussion and Analysis: Employment Agreements and Severance Packages.”

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at Last FYE ($) (f)[5]
Timothy J. O’Shaughnessy	—	—	—	—	—
Wallace R. Cooney	—	—	—	—	—
Andrew S. Rosen	40,650	40,650	598,017	—	4,891,370
Nicole M. Maddrey	—	—	—	—	—
Denise M. Demeter	—	—	—	—	—
Hal S. Jones	—	—	232,560	(2,754,425)	1,574,283

1.	The amount in this column represents a contribution by Mr. Rosen of $40,650 to the SERP. It is included in the Salary column of the Summary Compensation Table.

2.	The amount in this column represents a Company contribution to the SERP for Mr. Rosen.

3.	Amounts in this column represent investment gains or losses to the SERP and to the Deferred Compensation Plan, based on the named executive officer’s investment elections as follows: Mr. Rosen, $211,314 to the SERP and $386,703 to the Deferred Compensation Plan; Mr. Jones, $15,873 to the SERP and $216,687 to the Deferred Compensation Plan. These gains and losses are not included in the Summary Compensation Table; the gains and losses reflect market performance of investment indexes selected by the named executive officer.

4.	The amount in this column represents the payments to Mr. Jones in 2017 of $591,605 from the SERP, $762,820 from the Deferred Compensation and $1,400,000 from the Jones Individual Deferred Compensation Arrangement.

5.	Amounts in this column represent balances at December 31, 2017, for the SERP and the Deferred Compensation Plan as follows: Mr. Rosen, $1,742,815 in the SERP, $3,148,555 in the Deferred Compensation Plan and Mr. Jones, $1,574,283 in the Deferred Compensation Plan. The following amounts were reported as compensation to the named executives in the Summary Compensation Table for years beginning 2013 (excluding 2017): Mr. Jones, $186,760 and for years beginning 2014 (excluding 2017): Mr. Rosen, $245,100.

Potential Payments Upon Termination or Change in Control

General

The Company does not have any agreements with any of the named executive officers that provide payments in conjunction with a change in control. A description and quantification of the estimated dollar value of potential severance payments and other benefits that would be provided to the named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the named executive officer’s respective letter or employment agreements, option award agreements and individual arrangements following a termination of their employment is described below, assuming, in accordance with the SEC regulations, all relevant events occurred on December 31, 2017. For purposes of the valuations below, the price of Class B Common Stock (to which all applicable equity awards relate) is assumed to be $558.35, which was the closing share price on December 29, 2017.

Upon a termination of employment, each of Messrs. O’Shaughnessy, Cooney, Rosen, Jones and Mmes. Maddrey and Demeter would be entitled to pension and, if applicable, deferred compensation plan benefits in accordance with the terms of the pension and deferred compensation plans and arrangements in which they may participate, as described above in “Executive Compensation: Pension Benefits” and “Executive Compensation: Non-Qualified Deferred Compensation.”

In addition, in the case of a termination by the Company other than for cause, Mr. O’Shaughnessy would be entitled to accelerated vesting of the next tranche of options that is scheduled to vest following such termination, as described above in “Compensation Disclosure and Analysis: Employment Agreements and Severance Packages.” Assuming a termination of employment as of December 31, 2017, Mr. O’Shaughnessy would be entitled to accelerated vesting of 12,876 stock options (representing a value of $0, based on their exercise price of $719.15 per share) and 3,790 stock options (representing a value of $0, based on their exercise price of $872.01 per share), subject to his signing of a release of claims in favor of the Company that has become irrevocable.

In addition, under the terms of his option award agreement, in the case of a termination by the Company other than for cause, Mr. Cooney would be entitled to accelerated vesting of the next tranche of options that is scheduled to vest following such termination. Assuming a termination of employment as of December 31, 2017, Mr. Cooney would be entitled to accelerated vesting of 333 stock options (representing a value of $0, based on their exercise price of $845.72 per share), subject to his signing of a release of claims in favor of the Company that has become irrevocable.

In the case of a termination by the Company other than for cause, Mr. Rosen would be entitled to (1) accelerated vesting of a pro rata portion of his outstanding and unvested stock options and restricted stock, which, assuming a termination of employment as of December 31, 2017, would result in accelerated vesting of 1,000 shares of Company restricted stock (representing a value of $558,350) and 750 shares of Cable ONE restricted stock (representing a value of $527,513) and (2) a severance payment of $3,500,000, payable in a lump sum on the 65th day following such termination in accordance with the terms of his employment agreement, in each case, as described above in “Executive Compensation: Employment Agreements and Severance Packages,” and subject to his signing a release of claims in favor of the Company that has become irrevocable.

Each of Messrs. O’Shaughnessy, Rosen and Jones are subject to restrictive covenants that apply following termination for any reason, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

Mr. Jones

In connection with Mr. Jones’ retirement as of March 31, 2017, Mr. Jones received the amounts payable under the Jones Individual Deferred Compensation Arrangement, as described above in “Executive Compensation: Employment Agreements and Severance Packages.” In addition, vesting of Mr. Jones’ 393 Company restricted shares and 393 Cable ONE restricted shares was accelerated on a prorated basis based on his service during the vesting period, representing a total value of $478,189. Mr. Jones holds 4,500 Performance Units in the 2015–2018 cycle. In addition, Mr. Jones is subject to restrictive covenants following his retirement, as described above in “Executive Compensation: Employment Agreements and Severance Packages.” For quantification of the amounts paid to Mr. Jones upon retirement under the Company’s qualified defined benefit pension plan, the SERP pension and the Jones Individual Pension Arrangement, see the “Pension Benefits” table. For quantification of the amounts paid to Mr. Jones upon retirement under the SERP savings, the Deferred Compensation Plan and the Jones Individual Deferred Compensation Arrangement, see the “Non-Qualified Deferred Compensation” table.

Ratio of CEO Pay to Median Employee Pay

The Company estimates that the ratio of CEO pay to median employee pay for 2017 was 38:1. The median employee’s annual compensation in 2017 was $38,099. As reflected in the Summary Compensation Table, the 2017 annual total compensation of the Company’s CEO was $1,448,562. This ratio represents a reasonable estimate calculated in a manner consistent with SEC regulations.

The Company selected October 1, 2017, as the date upon which the Company would determine the Company’s employee population used to identify the Company’s median employee. As of October 1, 2017, the Company’s total number of full- and part-time employees (regular or temporary who received compensation in the month of September or October, or were benefits eligible) was 17,873, which includes 13,147 U.S. employees and 4,726 non-U.S. employees. Pursuant to the SEC regulation that allows for the exclusion of up to 5% of a company’s population from non-U.S. jurisdictions, the Company excluded 808 employees, resulting in an updated total of 17,065. The 808 individuals include employees from the following countries: Ireland (378), Australia (314), India (21), New Zealand (20), Colombia (19), Venezuela (16), France (11), Nigeria (10), Republic of Korea (6), United Arab Emirates (6), Israel (4) and Brazil (3).

To determine the Company’s median employee, the Company chose base pay as the Company’s consistently applied compensation measure, using payroll data to determine the base pay actually paid to each employee during a measurement period from January 1, 2017, through September 30, 2017. In the case of employees who commenced work during the measurement period or any permanent employees who were on an unpaid leave for a portion of the measurement period, the Company used the amount actually paid during the portion of the measurement period that the employee worked to estimate their base pay for the full nine-month measurement period (which, in the case of hourly employees, was based on a reasonable estimate of hours worked). The Company then used clustered sampling to identify the group of employees within a 10% (U.S.) or 7% (non-U.S.) range of the median level of base pay for our employee population. The Company then analyzed the historical compensation of this group to identify a median employee whose annual total compensation (determined in accordance with the Summary Compensation Table methodology) was reasonably representative of the median annual total compensation with respect to 2017 and was also reasonably likely to remain representative of the median in future years.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis; Thomas S. Gayner, who serves as Chairman of the Audit Committee; and G. Richard Wagoner, Jr. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and Committee fees, (iii) is an employee of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of

America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2017 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Preapproval policy

In 2017, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations. All Audit fees, audit-related fees, tax fees and all other fees were preapproved by the Audit Committee.

The Audit Committee will not delegate to management responsibilities to preapprove services performed by the independent auditor. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant preapproval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Chief Accounting Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $5,394,700 in 2017 and $4,667,873 in 2016, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $550,000 in 2017 and $13,560 in 2016, which fees were reviewed and approved by the Audit Committee. These fees were primarily audit-related work associated with the Company’s implementation of the new revenue recognition standard that must be adopted in the first quarter of 2018.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $430,852 in 2017 and $835,511 in 2016, which fees were reviewed and approved by the Audit Committee. These fees were primarily for federal, multi-state and international tax consulting, as well as tax due diligence and transaction analysis.

All Other Fees

PricewaterhouseCoopers LLP’s fees for other services, including a finance and accounting research tool provided by PricewaterhouseCoopers LLP, were $10,710 in 2017 and $33,154 in 2016, which fees were reviewed and approved by the Audit Committee.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

G. Richard Wagoner, Jr.

Transactions With Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham, the sister of Mr. Donald E. Graham and the mother of Katharine Weymouth, is employed as an Editor-at-Large of the Company’s publications and websites. In 2017, she received $300,000 in compensation. Mrs. Weymouth’s base salary for 2018 is $300,000.

Laura O’Shaughnessy, a daughter of Mr. Donald E. Graham and the wife of Mr. Timothy J. O’Shaughnessy, is employed full time as the Chief Executive Officer of Social Code LLC, a subsidiary of the Company. In 2017, Mrs. O’Shaughnessy received $400,000 in compensation. Mrs. O’Shaughnessy’s base salary for 2018 is $400,000. She holds 1,000 shares of restricted stock of the Company and 1,000 shares of restricted stock in Cable ONE in the 2015–2018 cycle that will vest in January 2019. Mrs. O’Shaughnessy also participates in SocialCode’s long-term incentive plans under which she received payment in the amount of $2,215,200 in October 2017 and holds certain units with expected payments in the third quarter of 2018 and beginning in 2020. The value of the units in SocialCode’s long-term incentive plans is tied to an increase in the equity value of Social Code LLC.

The Audit Committee has adopted a written policy for approval of transactions between the Company and its related parties, including, directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year and the related party has or will have a direct or indirect interest in the transaction. The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify these transactions.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2018. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2017 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of

Annual Meeting

and

Proxy Statement

2018

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class A Common

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors Recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lee C. Bollinger	☐	☐	02 - Thomas S. Gayner	☐	☐	03 - Donald E. Graham	☐	☐

04 - Jack A. Markell	☐	☐	05 - Timothy J.O’Shaughnessy	☐	☐	06 - G. Richard Wagoner, Jr.	☐	☐

07 - Katharine Weymouth	☐	☐

		For	Against	Abstain
2.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 3, 2018.

The Proxy Statement and the Annual Report to Shareholders are available at www.GHCO.com.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Graham Holdings Company

Graham Holdings Company

Class A Common Stock

Annual Meeting of Shareholders – May 3, 2018

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class A Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 3, 2018, and at any adjournment thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions You can vote by Internet or telephone Available 24 hours a day, 7 days a week
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 2, 2018.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
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Vote by telephone
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold	+
01 - Christopher C. Davis	☐	☐	02 - Anne M. Mulcahy	☐	☐	03 - Larry D. Thompson	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 3, 2018.

The Proxy Statement and the Annual Report to Shareholders are available at www.GHCO.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Graham Holdings Company

Graham Holdings Company

Class B Common Stock

Annual Meeting of Shareholders – May 3, 2018

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of GRAHAM HOLDINGS COMPANY to be held on May 3, 2018, and at any adjournment thereof, and to vote on all other matters properly coming before said Meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 2, 2018 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class B Common

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold	+
01 - Christopher C. Davis	☐	☐	02 - Anne M. Mulcahy	☐	☐	03 - Larry D. Thompson	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 3, 2018.

The Proxy Statement and the Annual Report to Shareholders are available at www.GHCO.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Graham Holdings Company

Graham Holdings Company

Class B Common Stock

Annual Meeting of Shareholders – May 3, 2018

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of GRAHAM HOLDINGS COMPANY to be held on May 3, 2018, and at any adjournment thereof, and to vote on all other matters properly coming before said Meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting directions submitted by Internet or telephone must be received by 8:00 a.m., Eastern Daylight Saving Time, on May 1, 2018 for participants in the 401(k) savings plans listed on the reverse side of the proxy card with Graham Holdings Company common stock allocated to his or her savings plan account(s).

Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposal: Election of Directors (see below): The Board of Directors recommends a vote FOR all the nominees.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Christopher C. Davis	☐	☐	02 -Anne M. Mulcahy	☐	☐	03 -Larry D. Thompson	☐	☐	+

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — Date and sign below. This section must be completed for your vote to be counted.

Please sign this proxy voting direction card as name appears hereon. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Graham Holdings Company

Proxy Voting Direction Card For 2018 Annual Meeting of Stockholders

Vanguard Fiduciary Trust Company (Vanguard), as Trustee of the Savings Plan for Graham Holdings Company (formerly the Washington Post Tax Deferral and Savings Plan), the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees, and the Kaplan, Inc. Tax Deferred Savings Plan for Hourly Employees (Plans) is directed to vote the shares of Graham Holdings Company (Company) common stock allocated to my account(s) in the Plans listed above in which I participate, at the Annual Meeting of Shareholders of the Company to be held on May 3, 2018, with respect to the election of directors and at any adjournments or postponements. Vanguard will vote in accordance with the directions indicated on this card. If no voting direction is received or if this proxy voting direction card is returned unsigned, the shares allocated to my account(s) will be voted by Vanguard in proportion to those shares allocated to accounts of participants for which timely directions were received, unless contrary to the Employee Retirement Income Security Act (ERISA). Plan Participants are requested to mark, date and sign this card and return it promptly in the enclosed envelope. Please note that for Plan Participants, voting direction must be received no later than 8:00 am Eastern Daylight Saving Time, on May 1, 2018, which is earlier than the time at which votes must be received for shares held outside of the Plans. To vote by Internet or telephone, see instructions on the reverse side. This proxy is solicited on behalf of the Company’s Board of Directors.